Exhibit 99.5

Profit Forecast including Bases and Assumptions

Kraft Foods made the following public statement on 3 November 2009 within its third quarter earnings release: “Kraft Foods increased its guidance for 2009 diluted earnings per share to at least $1.97 versus the previous expectation of at least $1.93.”

Diluted earnings per share is defined as net earnings attributable to Kraft Foods divided by weighted average diluted shares. Weighted average shares for diluted earnings per share adds back incremental shares from assumed conversions of stock options, net of assumed share repurchases and long term incentive plan (“LTIP”) shares to the weighted average shares of basic earnings per share.

In addition, Kraft Foods made the following statement in its third quarter earnings release: “… the company raised its outlook for full-year discretionary cash flow to at least $3.0 billion versus its previous estimate of $2.6 billion.”

Discretionary cash flow is defined as net cash provided by operating activities less capital expenditures plus voluntary pension contributions.

Both statements regarding diluted earnings per share and discretionary cash flow for the year ended 31 December 2009 constitute profit forecasts (together, the “Profit Forecast”) for the purposes of the Takeover Code.

The Profit Forecast includes an estimate for certain costs in connection with the company’s possible combination with Cadbury plc that are recognizable under US GAAP and assumes that the possible combination with Cadbury plc will not close or be abandoned on or before 31 December 2009.

The Profit Forecast comprises diluted earnings per share and discretionary cash flow rather than statutory earnings from continuing operations before income taxes, as diluted earnings per share and discretionary cash flow are the primary profit measures historically used by Kraft Foods in their external reporting.

Basis of preparation

The Profit Forecast has been prepared on a basis consistent with the accounting policies of Kraft Foods, which are in accordance with US GAAP and those which Kraft Foods anticipates will be applicable for the full year ending 31 December 2009.

The Kraft Foods Directors have prepared the Profit Forecast based on the unaudited interim condensed consolidated financial statements for the nine months ended 30 September 2009, and a forecast of the results and cash flows for Kraft Foods for the three month period ending 31 December 2009.

Assumptions

The Kraft Foods Directors have prepared the Profit Forecast on the basis of the following assumptions:

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Factors outside the influence or control of the Kraft Foods Directors

There will be no further change to existing prevailing worldwide macroeconomic conditions during the year ending 31 December 2009.

There will be no material adverse events which will have a significant impact on Kraft Foods’ financial results.

There will be no changes in exchange rates, interest rates, bases of taxes, legislation or regulatory requirements that would have a material impact on Kraft Foods.

There will be no material change in the price of raw materials.

There will be no material changes to freight and energy prices including electricity and gas.

There will be no material change in labour costs, including medical and pension and other post-retirement benefits.

There will be no material change to the competitive environment leading to an adverse impact on consumer preferences or the capacity of the business to penetrate new markets.

There will be no material change to the Kraft Foods’ customers’ obligations or their ability or willingness to meet their obligations to Kraft Foods from that currently anticipated by the Directors.

Factors within the influence or control of the Kraft Foods Directors

The company does not expect the profit forecast to be materially impacted by acquisitions or disposals of businesses not previously disclosed.

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